Rule 17g-1
Bonding of Officers and Employees of
Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond


JPMorgan Trust I		$2,500,000
JPMorgan Trust II		$2,500,000
Undiscovered Managers Funds	$1,000,000
UM Investment Trust		$750,000
JPMorgan Insurance Trust	$1,500,000
J.P. Morgan Fleming Mutual
Fund Group, Inc.		$2,500,000
J.P. Morgan Mutual Fund Group	$1,250,000
J. P. Morgan Mutual Fund
Investment Trust		$450,000


The premium for the joint insured bond has been paid for the period March 1, 2007 through March 1, 2008.